Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Defense Industries International, Inc. and Subsidiaries

We consent to the inclusion in the foregoing Registration Statement on Post-Effective Amendment No. 4 to Form SB-2 of our report dated March 31, 2007, relating to the consolidated financial statements of Defense Industries International, Inc. and Subsidiaries as of and for the year ended December 31, 2006, which also appears in the Defense Industries International, Inc. Annual Report on Form 10-KSB, for the year ended December 31, 2006, filed with the Securities and Exchange Commission on April 9, 2007. We also consent to the reference to our firm under the caption “Experts.”

/s/ Virchow, Krause & Company, LLP

Virchow, Krause & Company, LLP
Minneapolis, Minnesota
April 25, 2007